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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ---------------------


                                  FORM 8-K/A-3


             CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT  SEPTEMBER 24, 1995

                             ---------------------

                              FIRSTMISS GOLD INC.
               (Exact Name of Registrant as Specified in Charter)


             NEVADA                       0-16484                64-0748908
 (State or Other Jurisdiction           (Commission           (I.R.S. Employer
       of Incorporation)                File Number)         Identification No.)



       5460 S. QUEBEC STREET, SUITE 240                           80111

             ENGLEWOOD, COLORADO                                (Zip Code)
   (Address of Principal Executive Offices)


       Registrant's telephone number, including area code  (303) 771-9000

                                      N/A
                  (Former Name, if Changed Since Last Report)

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                An Exhibit Index is on page 9 of this report
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ITEM 1(B). CHANGES IN CONTROL OF REGISTRANT

     See discussion under Item 5 below.

ITEM 5. OTHER EVENTS

  Introduction.


     In January 1995, the Company announced a geologic resource along the Turquoise Ridge Fault ("Turquoise Ridge") on the Company's Getchell Property in north central Nevada. The Company hired Mineral Resources Development, Inc. ("MRDI") to prepare a pre-feasibility study (the "MRDI Study") with respect to Turquoise Ridge. A pre-feasibility study is an economic-based analysis of an ore body that serves as the basis for a mine plan for the extraction of gold from that ore body on an economically viable basis. In September 1995, MRDI issued an executive summary (the "MRDI Study Summary") of its pre-feasibility study. The MRDI Study concludes that the Turquoise Ridge area contains probable reserves of 1.254 million diluted mineable contained ounces of gold. Certain conclusions of the MRDI Study Summary are summarized below.


     In February 1990, First Mississippi Corporation, a Mississippi corporation ("First Mississippi") announced plans to distribute its stock in FirstMiss Gold Inc. (the "Company") to First Mississippi's shareholders. According to First Mississippi, this spin-off was subject to a favorable tax ruling from the Internal Revenue Service and a favorable operational and financial outlook for the Company. Although the required ruling was received in December 1990, gold prices had fallen in the interim, and the spin-off was put on hold. First Mississippi has informed the Company that it received a subsequent ruling from the Internal Revenue Service in April 1995 that a spin-off would be treated as a tax-free distribution for federal income tax purposes, subject to certain conditions. First Mississippi currently owns approximately 81% of the outstanding common stock of the Company.

     On September 24, 1995, First Mississippi's board of directors approved the spin-off of First Mississippi's stock in the Company to First Mississippi's shareholders of record on October 10, 1995. The distribution (the
"Distribution") of such stock is expected to occur on October 20, 1995.

  MRDI Pre-feasibility Study.


     Based on the MRDI Study Summary, the Company has announced a new probable reserve consisting of 3.712 million tons of ore with an average grade of .338 ounces per ton or 1.254 million diluted mineable contained ounces of gold. This reserve addition at Turquoise Ridge increases the Company's proven and probable reserves to 2.689 million diluted mineable contained ounces, an 87% increase from the end of fiscal 1995 reserve figure. Expected mill recoveries are approximately 91%. Reserves are defined as that part of a mineral deposit which could be economically and legally extracted or produced at the time of reserve determination. Probable reserves are reserves for which quantity and grade are computed from information similar to that used for proven reserves, but the sites for inspection, sampling and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven reserves, is high enough to assume continuity between points of observation.


     The MRDI Study focused on one area of encouraging drill intersections from a portion of the Turquoise Ridge structural trend of the Getchell property. The MRDI Study is based upon the piercements of 51 drill holes, which were targeted to be positioned at a nominal spacing of 100 feet. Eight of the drill hole piercements provide close-spaced, 50-feet offsets. There are overall a total of 81 drill holes within the vicinity of the Turquoise Ridge resource area. However, a number of mineralized intercepts exist in the periphery of the study area which were not incorporated into the MRDI Study. In order to ensure the integrity of the database used to support resource estimation and mine planning, more than 10,000 drill samples were passed through a MRDI designated quality control-quality assurance protocol, designed to monitor the precision of gold assays on a batch-by-batch basis.

     VULCAN software was used to prepare a three dimensional computer model of the formations, structure and mineralized envelopes. Within the mineralized envelopes, gold grades were estimated for

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10 X 10 X 12 feet blocks using a kriged interpolation process. Models were also prepared for sulfide sulfur, carbonate content and rock mass rating ("RMR").


     The MRDI Study involved hydrologic characterization. A prototype dewatering well, three observation wells and four piezometers were installed in the Turquoise Ridge area to acquire three-dimensional aquifer parameter data. Based on the hydraulic conductivity values, simulations were made of mine dewatering rates for pumping of surface wells from the mineralized zone and from one or two (or both) shaft sites over the projected 18-month development period.

     The MRDI Study also involved geotechnical rock mass characterization. Oriented core was obtained from three of the holes drilled. This was used to establish the orientation of five major fault sets. A RMR assessment was conducted on cores. These were reconciled with cores and underground observations obtained from the Getchell underground mine.

     The MRDI Study found that the ore at Turquoise Ridge occurs in three types of ore bodies comprising shallow dipping bedded ores located in the hanging wall and footwall of the Turquoise Ridge shear zone and steeply dipping faulted ores. Given the configuration of the ore bodies and the weak nature of the ground, the underhand cut-and-fill mining method has been selected. Drifts and crosscuts will be 12 feet by 10 feet in size. Depending on the horizontal width, both longitudinal and transverse stoping will be employed.

     It is currently expected that two shafts will access the ore bodies. One shaft would serve as a production/service shaft and the other would serve as a ventilation shaft and an emergency exit. A development drilling and trial stoping program would be conducted from the ventilation shaft until the sinking of the production shaft is complete.

     Ore body access is expected to be via two main crosscuts on the 3500 and 4000 L's, a main access decline which connects the levels and sublevel development off this access spaced at a vertical interval of 72 feet.

     The MRDI Study Summary estimates that the capital required to bring the initial phase of the Turquoise Ridge underground mine into commercial production of 2,000 tons of ore per day will be approximately $85 million, to be spent from approximately October 1995 to the first calendar quarter of 1998. Major capital expenditures are the production shaft, estimated to cost $33 million and the mine development costs of approximately $26 million. Under the timetable presently contemplated by the Company, initial production would not commence prior to mid-calendar 1998.

     The MRDI Study Summary notes that projected cash flow of $25.7 million is small compared to the size of the capital investment contemplated by the Company of $85.5 million and that such projections would ordinarily not be enough to justify a project and to declare a reserve. However, MRDI noted that certain unusual characteristics warranted the declaration of a reserve. Such characteristics include: (i) that the Company is an operating company with in-place underground mining and processing capability within the Getchell district, now being operated by an experienced management group and workforce and (ii) that a fairly stringent cutoff grade of 0.25 ounces of gold per ton was applied for purposes of the MRDI Study. However, there can be no assurance that any of these assumptions will prove to be accurate. Turquoise Ridge involves numerous risks, certain of which are summarized below under "Certain Turquoise Ridge Project Risks."

  Summary of Spin-off Agreements.

     On September 24, 1995, the Company and First Mississippi entered into certain agreements related to the Distribution. These agreements are attached as exhibits hereto and are summarized, along with certain related documents including a $20 million credit facility with Toronto-Dominion Bank, below. Such summaries are qualified in their entirety by reference to the agreements and documents for the full terms thereof.

     Post Spin-Off Agreement. The Company and First Mississippi have entered into the Post Spin-Off Agreement, which provides generally for the transition of the Company from a subsidiary of First Mississippi to a stand-alone corporation. In particular, the Post Spin-Off Agreement provides for, among other things:

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(i) the grant by First Mississippi to the Company for a period of at least five years from the date of the Distribution to use the name "FirstMiss" as part of its corporate name and (ii) the cooperation of the Company and First Mississippi to effectuate the purposes of the Distribution and the documents related to such Distribution. The Post Spin-Off Agreement is attached hereto as Exhibit 10(a) and is incorporated by reference herein.

     Tax Ruling Agreement. The Tax Ruling Agreement sets forth covenants and agreements of the Company relevant to maintaining the tax-free nature of the Distribution after consummation of the Distribution. Under the Tax Ruling Agreement, the Company represents that it has not taken and will not take any action which is inconsistent with the facts and representations stated in the private letter ruling (the "Ruling") and related submissions related to the Distribution from the Internal Revenue Service (the "I.R.S.").


     The Tax Ruling Agreement provides that the Company will consummate an underwritten public equity offering of common stock generating aggregate proceeds of at least $50,000,000 (the "Required Offering") as soon as practicable in the reasonable business judgment of the Company's board of directors and that such offering will be consummated prior to April 28, 1996 unless the Company has obtained a supplemental ruling from the I.R.S. that failure to consummate such offering will not affect the Ruling. Consistent with their obligation, the Company has filed a registration statement on Form S-3 which contemplates a delayed offering pursuant to Rule 415 under the Securities Act of 1933, as amended. The Tax Ruling Agreement provides that the Company will use at least $15,000,000 of the proceeds from the equity offering to repay a portion of its outstanding debt to First Mississippi, will use at least $35,000,000 of the proceeds for the development and exploration of its Turquoise Ridge and Getchell properties for the mining and exploration of gold and will use any balance of the proceeds for purposes related to the business of the Company, including for working capital.



     The Tax Ruling Agreement provides that the Company will not prior to one year from the date of the Distribution enter into any agreement to merge or consolidate with or into any other corporation, to liquidate or partially liquidate, to sell or transfer all or substantially all of its assets, to redeem or repurchase any of its capital stock (except for the redemption of the stock of one or more Company employees upon his or her termination) or to issue additional shares of its capital stock (except in connection with the Offering or issuances pursuant to the Company's employee benefit or compensation plans) (each a "Prohibited Action"), unless it first obtains an opinion of counsel or a supplemental ruling from the I.R.S. that such action does not interfere with the Tax Ruling.



     In the event the Company (i) takes any such Prohibited Action without an opinion or a supplemental I.R.S. ruling, (ii) ceases to actively conduct its trade or business, (iii) fails to consummate the required offering prior to April 27, 1996 or (iv) solicits or assists any person or group to commence a tender offer if such person or group would acquire beneficial ownership of 20 percent or more of the Company's outstanding common stock, the Company agreed under the Tax Ruling Agreement to indemnify and hold First Mississippi and certain affiliated corporations harmless against any and all federal, state and local taxes, interest, penalties and additions thereto imposed upon or incurred by such corporations as a result of such action's effect on the tax-free nature of the Distribution. The Tax Ruling Agreement is attached hereto as Exhibit 10(b) and is incorporated by reference herein.



     Loan Agreement. The Loan Agreement and related promissory note establish a specific repayment plan for the intercompany debt owed by the Company to First Mississippi. As of the date of the Distribution, this debt is expected to be approximately $49 million presently owed plus any additional borrowings prior to the Distribution date. Under the Loan Agreement, the Company agreed to repay the entire remaining principal balance on September 22, 2000, or earlier if the loan is accelerated under the circumstances provided for in the Loan Agreement. Interest accrues at a LIBOR-based rate and is payable based on the LIBOR period selected by the Company (one month, three month, six month or one year) or the prime rate. The Loan Agreement permits prepayments at any time at the Company's option and requires $15 million in principal of the loan to be repaid following the consummation of any public offering of the Company's securities after the date of the Loan Agreement as well as full prepayment upon a change in control of the Company. In the Loan Agreement, the Company makes certain representations and warranties about its corporate status and financial and business condition and affirmative and negative covenants customary in lending transactions as to the conduct of its business going forward. Certain circumstances, including failure to pay principal or interest when due and the Company's insolvency, will constitute an event of default under the Loan Agreement


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entitling First Mississippi to accelerate the remaining principal balance of the loan, plus accrued interest. First Mississippi has agreed to subordinate certain of its rights to those of The Toronto-Dominion Bank (see "Toronto-Dominion Bank Loan Facility" below). The Loan Agreement is attached hereto as Exhibit 10(c) and is incorporated by reference herein.

     Amended Tax Sharing Agreement. First Mississippi and the Company have entered into an Amended Tax Sharing Agreement. The Amended Tax Sharing Agreement provides for the termination of the Tax Sharing Agreement dated as of October 1, 1987 to which First Mississippi and the Company are parties, and sets forth the parties' obligations with respect to taxes relating to pre-Distribution taxable periods ("Pre-Spin-Off Periods").

     The Amended Tax Sharing Agreement obligates First Mississippi to pay the Company (by either an actual payment or a reduction in the Company's outstanding indebtedness to First Mississippi) an agreed upon amount (approximately $13.3 million if the Distribution had occurred on June 30, 1995) representing the tax benefit received by the affiliated group of which First Mississippi is the common parent corporation (the "First Mississippi Affiliated Group") from its use of the Company's losses, deductions, credits and allowances in Pre-Spin-Off Periods.

     The Company has agreed in the Tax Sharing Agreement to indemnify First Mississippi for any taxes attributable to the Company and assessed with respect to consolidated or combined tax returns which include the Company and relate to Pre-Spin-Off Periods, to the extent any liability for such taxes exceeds $250,000. Conversely, First Mississippi has agreed to indemnify the Company against any liability for taxes attributable to members of the First Mississippi Affiliated Group other than the Company, but imposed on the Company as a result of its inclusion in First Mississippi's consolidated or combined tax returns for Pre-Spin-Off Periods. The Amended Tax Sharing Agreement is attached hereto as
Exhibit 10(d) and is incorporated by reference herein.

     Toronto-Dominion Bank Loan Facility. The Loan Facility will be provided by The Toronto-Dominion Bank acting through its Toronto-Dominion Merchant Bank Division ("Agent") and one or more financial institutions which may become parties to the Loan Facility. The Loan Facility will provide for $20,000,000 of term loans to the Company. Amounts drawn under the Loan Facility will be available for financing the development of the Company's mining properties and for the general working capital purposes of the Company.


     Borrowings under the Loan Facility will bear interest at 3% over the LIBOR rate for each one month period during which advances are outstanding. In addition, the Company will pay the Agent a drawdown fee of 1% of the amount of each advance of funds to the Company under the Loan Facility and has granted to the Agent a participation right as described in the following paragraph. The Company has paid to the Agent a commitment fee in the amount of $100,000. Upon execution of the Loan Agreement, the Company is required to pay to the Agent an additional $400,000, as well as a commitment fee in the amount of $100,000 per month commencing on April 1, 1996 during the remaining term of the Loan Facility. All advances of funds under the Loan Facility must be repaid by the Company on October 31, 1996. The Company is obligated to prepay amounts advanced under the Loan Facility from the net proceeds of any financing or issuance of securities by the Company. Amounts repaid under the Loan Facility cannot be reborrowed.


     The Company has granted to the Agent an equity participation right which may be exercised by written notice (i) after the earlier of termination of the Loan Facility and the Due Date (as defined therein) and (ii) on or before 30 months following repayment of all funds advanced under the Loan Facility. Upon exercise of such participation right, the Company shall pay to the Agent, either in cash or by way of issuance to the Agent of shares of the common stock of the Company (valued at the weighted average closing price of such shares during the ten-day period prior to the date of exercise of the participation right), an amount not exceeding (x) $1,000,000 if all advances under the Loan Facility are paid in full within six months of the date of the Loan Facility, and (y) $1,500,000 if such funds advanced are paid in full after such six month period, but prior to the Due Date. At any time prior to November 30, 1995, the Borrower may satisfy the participation right in full by paying $500,000 (in cash or through the issuance of securities of equivalent value) to the Agent. In the event any obligations of the Company described in this paragraph are satisfied by issuance of

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common stock of the Company, the Agent will have piggy-back registration rights in connection with any registration of the common stock of the Company.

     The loans under the Loan Facility will be guaranteed by the Company's wholly-owned subsidiary FMG Inc. The obligations of FMG Inc. and the Company under the Loan Facility will be secured by a pledge by the Company of all the capital stock of FMG Inc. In connection with the Loan Facility, the Company will also be required to deliver to the Agent a satisfactory agreement from First Mississippi as to subordination of certain of the Company's obligations to First Mississippi to the obligations of the Company to the Agent.

     The Loan Facility will contain covenants and provisions that will restrict, among other things, the Company's ability to: (i) change its business; (ii) consolidate, merge or sell all of its assets; (iii) incur certain indebtedness;
(iv) incur liens on its property; and (v) declare dividends.

     The Loan Agreement dated as of September 24, 1995, by and between Toronto-Dominion Bank and the Company is attached hereto as Exhibit 10(e) and is incorporated by reference herein.

  Certain Turquoise Ridge Project Risks.

     The Turquoise Ridge Project involves numerous risks. These include the following:

     There can be no assurances the probable reserves set forth in the MRDI Study Summary will actually be able to be mined and milled on an economical basis, if at all. The MRDI Study is based upon many assumptions, any, some or all of which may not prove to be accurate. The failure of any such assumptions to prove accurate may alter the conclusions of the MRDI Study and may have a material adverse effect on the Company.

     The Turquoise Ridge project is at the pre-feasibility study level of project development and while the data in-hand reflect a considerable expenditure of time and money on the part of the Company, the expenditure required to advance the project to the point of a production test is large, particularly since the Company has decided to proceed with shaft systems capable of being used in full-scale production to save time and money, should trial mining be confirmed as viable. Thus to a large extent expenditures which would usually be supported by a feasibility study will depend on the data in-hand and assumptions made in this pre-feasibility study with attendant higher level of uncertainty.

     Reserves.

     The resource and reserve estimates were prepared using geological and engineering judgment based on available data. In the absence of underground development, such estimates must be regarded as imprecise and some of the assumptions made may later prove to be incorrect or unreliable.

     The grade distribution at Turquoise Ridge is fairly narrow, with most stoping blocks having grades between 0.2 to 0.4 oz/st. This means that small changes in cutoff grade can cause large shifts in the reserves. If dilution and/or mining costs related to bad ground are higher than expected, the reserves could be substantially reduced, resulting in a shortening of mine life and a reduced or negative cash flow.

     Mining.

     Dilution. The tonnage and grade of the mill feed material was estimated by applying dilution factors to certain resource data. The dilution agents are backfill, waste from the back of overcut crosscuts and drifts, and from the walls. In the case of the latter two, MRDI assumed that there would be an average of one foot of back and wall dilution. If this dilution increases, there will be corresponding negative effects on the tonnage and grade to mill. This risk is related to the irregular configuration of the ore body which, even with the tight cut-and-fill stoping method used, could make achievement of a dilution thickness of one foot impossible to achieve in practice.

     No. 1 Shaft Completion. MRDI believes a two-year assumed construction period for No. 1 Shaft, which will become the main production shaft, is an aggressive schedule. Delay in construction would necessitate removing ore through the No. 2 Shaft, which is basically designed for waste and the limited ore from early

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production. Additionally, the availability of the final ventilation circuit required for mining depends upon the completion of No. 1 Shaft.

     Mining Cost. As part of the project risk assessment, sensitivities were run on various mining costs. Due to uncertainties about actual ground conditions and productivities, these costs are only predictable within a broad range and the predictions may not be valid. Therefore, actual mining costs may have a material adverse effect on the viability of the Turquoise Ridge project and on the Company.

     Hydrology.

     Drainage of the ore body and country rocks will be critical to the achievement of the mining efficiencies and costs estimated for the study. If the deposit is not drained and water remains in this clay-rich environment, mining conditions could worsen, and support costs will increase. If, due to the presence of fine clays, the deposit drains slowly, the start of production may be delayed, and the build-up to full production may be of longer duration. Additionally, depending upon the quantity and quality of water encountered, the water treatment/disposal options presently available to the Company may be insufficient to meet estimated amounts needed to treat water pumped from Turquoise Ridge during de-watering.

     Geotechnical Considerations.

     The Turquoise Ridge ore zones contain areas of poor ground conditions due to a high percentage of the ground being comprised of low RMR rock and clay. As a result, additional ground support may be required.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

     (c) The following exhibits are filed as part of this Report:


    *10(a)  -- Post Spin-Off Agreement dated as of September 24, 1995, by and between
               First Mississippi and the Company.
    *10(b)  -- Tax Ruling Agreement dated as of September 24, 1995, by and between First
               Mississippi and the Company.
    *10(c)  -- Loan Agreement dated as of September 24, 1995, by and between First
               Mississippi and the Company.
    *10(d)  -- Amended Tax Sharing Agreement dated as of September 24, 1995, by and between First Mississippi and the Company.
    *10(e)  -- Loan Agreement dated as of September 24, 1995, by and between The
               Toronto-Dominion Bank and the Company.


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*previously filed.


ITEM 8. CHANGE IN FISCAL YEAR

     On September 24, 1995, the Company's board of directors approved a change in the Company's fiscal year from a previous fiscal year end of June 30 to a fiscal year end of December 31. The report covering the transition period will be filed with the Securities and Exchange Commission on Form 10-K.

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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            FIRSTMISS GOLD INC.
                                              Registrant

                                            By:    /s/  DONALD S. ROBSON
                                                      Donald S. Robson,
                                                   Chief Financial Officer


Date: November 7, 1995


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                                 EXHIBIT INDEX



         Exhibit
         -------
         *10(a)  Post Spin-Off Agreement dated as of September 24, 1995, by and between First Mississippi and the
                 Company.

         *10(b)  Tax Ruling Agreement dated as of September 24, 1995, by and between First Mississippi and the Company.

         *10(c)  Loan Agreement dated as of September 24, 1995, by and between First Mississippi and the Company.

         *10(d)  Amended Tax Sharing Agreement dated as of September 24, 1995, by and between First Mississippi and the
                 Company.

         *10(e)  Loan Agreement dated as of September 24, 1995, by and between The Toronto-Dominion Bank and the Company.



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*previously filed.




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